                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-65824

               PROSPECTUS SUPPLEMENT NO.1 DATED SEPTEMBER 4, 2001

                      (to prospectus dated August 20, 2001)

                                  $272,100,000

                                     [LOGO]

                  Zero Coupon Convertible Senior Notes due 2021

                                       and

               Common Stock Issuable upon Conversion of the Notes

                            _________________________

                             [GRAPHIC REMOVED HERE]

     This prospectus supplement supplements the prospectus dated August 20, 2001 of Valassis Communications, Inc. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of up to $272,100,000 aggregate principal amount at maturity of our zero coupon convertible senior notes due 2021 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

     The table of selling securityholders contained on pages 44-46 of the prospectus is hereby amended to add the following additional selling securityholder.

                                Principal Amount at
                                 Maturity of Notes                             Number of Shares of
                                Beneficially Owned     Percentage of Notes     Common Stock That         Percentage of Common
      Name and Address           That May Be Sold          Outstanding          May Be Sold/(1)/        Stock Outstanding/(2)/
------------------------------------------------------------------------------------------------------------------------------
The Northwestern Mutual Life        $1,800,000                  *                   21,297                     *
Insurance Company
  720 E. Wisconsin Ave.
   Milwaukee, WI 53202

     In addition, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus.

                                Principal Amount at
                                 Maturity of Notes                             Number of Shares of
                                Beneficially Owned     Percentage of Notes      Common Stock That     Percentage of Common
     Name and Address            That May Be Sold          Outstanding            May Be Sold/(1)/      Stock Outstanding/(2)/
------------------------------------------------------------------------------------------------------------------------------
  Any other holder of notes        $135,000,000              49.61%                 1,597,266                 2.99%
   or future transferee,
    pledgee, donee or
    successor of any
     holder/(4)(5)/

* Less than 1%.

/(1)/ Assumes conversion of all of the holder's notes at a conversion rate of
11.8316 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

/(2)/ Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 53,470,108 shares of common stock outstanding as of July 24, 2001. In calculating the percentage of common stock outstanding for each holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

/(4)/ Information about other selling securityholders will be set forth in prospectus supplements, if required.

/(5)/ Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

         Investing in the notes and our common stock involves risks, which are described under "Risk Factors" beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of thses securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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          The date of this prospectus supplement is September 4, 2001.